Exhibit 99.1

PRESS RELEASE
April 24, 2007
For Immediate Release

For Further Information Contact:	Michael W. Dosland President and Chief Executive Officer First Federal Bankshares, Inc. 329 Pierce Street, P.O. Box 897 Sioux City, IA 51102 712.277.0222

FIRST FEDERAL BANKSHARES, INC. ANNOUNCES EARNINGS AND
DECLARES DIVIDEND

Sioux City, Iowa.    First Federal Bankshares, Inc. (the “Company”) (Nasdaq Global Market – “FFSX”), the parent company of First Federal Bank (the “Bank”) reported net income for the three months ended March 31, 2007, of $1.02 million or $0.30 per diluted share, compared to $766,000, or $0.23 per diluted share in the same quarter last year.   For the nine months ended March 31, 2007, the company had net income of $2.4 million or $0.72 per diluted share, compared to $2.6 million or $0.75 per diluted share a year ago, a decrease of 7%.

Earnings in the current period include a $510,000 or $0.15 per diluted share after-tax gain related to the Company’s previously announced sale of substantially all the assets of its title search and abstract continuation business in northwest Iowa.  The Company elected to sell this business because it is located in rural communities where the Bank has no other physical presence and because the business provided little prospect for significant future growth.  In addition, the business provided no opportunity for vertical or horizontal integration with the Bank's core business-community banking.  With this sale, the Company is no longer involved in the title search and abstract continuation business.

Net interest income for the three months and nine months ended March 31, 2007, totaled $3.8 million and $11.8 million, respectively, compared to $4.4 million and $12.9 million for the same periods ended March 31, 2006.  The cost of interest-bearing liabilities continued to increase more rapidly than yields on interest-earning assets resulting in the Company’s year-to-date net interest margin declining 35 basis points to 2.93% at the end of the March quarter compared to the same quarter last year.  In addition, loan growth has slowed dramatically relative to the previous year, which has had an adverse impact on net interest income.  These developments were partially offset by the purchase of $50.0 million of floating-rate trust preferred securities.  These purchases were funded by short-term brokered certificates of deposit at an after-tax annualized return on assets of approximately 1.0%.

Michael Dosland, president and chief executive officer commented, “The inverted yield curve continues to be a challenge for our Bank.  We continue to believe that, in the long-run, short-term rates will fall and/or the yield curve will return to a more normal condition.  As a result, we continue to position our liabilities in shorter maturities to take advantage of lower rates in the future.”  Dosland added, “In the near term, however, we expect net interest margin to continue to contract, albeit at a slower pace.  Although, there can be no assurances.”

The provision for loan losses for the quarter and nine months ended March 31, 2007, was $31,000 and $534,000, respectively, as compared to $320,000 and $1.07 million for the comparable periods ended March 31, 2006.  Provision expense is higher in the previous fiscal year due to the Company experiencing significant loan growth in that period that warranted an increase in allowance for loan losses.  In addition, the Company recognized significant losses in the prior period related to loans that are no longer recorded on the books of the Company.

Non-interest income totaled $1.3 million for the three months ended March 31, 2007, compared to $1.2 million for the three months ended March 31, 2006.  The increase is primarily attributable to an increase on the gain on sale of loans as mortgage banking activity increased this quarter as compared to the same quarter last year.  For the nine months ended March 31, 2007, non-interest income totaled $4.3 million as compared to $4.2 million for the same period last year.  The Company recognized gains on a real estate development project of $75,000 for the nine month period ended March 31, 2007.  During the same period in the previous year the Company’s real estate development subsidiary completed a previous project and recorded a loss of $242,000.  In addition, service charges on deposits increased 2% or $45,000. Partially offsetting these increases was a $47,000 decrease in service charges on loans.  The decrease is primarily due interest rates increasing over the prior year and as a result, slowing prepayments in commercial and consumer loans.  In addition, the gain on the sale of investments decreased $203,000 due to gains recognized in the prior period from the sale of another financial institution’s stock that was held at the holding company.

Non-interest expense for the nine months ended March 31, 2007, increased $648,000 or 5% over the same period last year.  For the three months ended March 31, 2007, non-interest expense increased $185,000 or 4% over the same period last year.  The increase is primarily attributable to calendar year salary increases.  In addition, the Company expensed in the current period the remainder of an employment and non-compete contract to a former manager of the Bank. The number of full-time equivalent employees of the Bank was 182 as of March 31, 2007, compared to 175 at the same time last year.

First Federal’s third quarter annualized return on average equity (ROE) was 5.78% compared to 4.51% for the same period a year ago.  Annualized return on average assets (ROA) for the quarter was 0.65% compared to 0.53% twelve months prior.  Year-to-date, return on average equity was 4.57% compared to 4.89% a year ago, while return on average assets was 0.53% compared to 0.59% for the same period last year.  At March 31, 2007, stock holders equity totaled $70.1 million or $20.64 per share.

Total assets increased by $47.0 million, or 8%, to $647.7 million at March 31, 2007, from $600.7 million at March 31, 2006.  Deposits totaled $505.5 million, an increase of $74.5 million, or 17% over the previous year.  The increase in assets and deposits is primarily due to the aforementioned purchase of trust preferred securities that were funded by short-term brokered certificates of deposit.

As previously announced, the Company completed the sale of $11.6 million of non-performing and classified loans during the current quarter.  The loan sale was completed at terms and conditions substantially in line with original estimates.  As a result, no additional significant gain or loss was recorded on the sale.  The Company also has no continuing relationship and/or on-going obligation related to the loans beyond the usual representations and warranties associated with such loan sales.

Non-performing loans decreased by $1.5 million, or 33%, to $3.1 million at March 31, 2007, from $4.6 million at March 31, 2006.  The decrease was due in part to the aforementioned loan sale.  Over 70% of the Company’s non-performing loans at March 31, 2007, are related to two relationships.  In 2005, the Bank purchased a $1.75 million participation in a $19.30 million loan for construction of a senior housing facility in Minnesota.  At the time of closing a significant portion of the units in the project were pre-sold with valid purchase agreements and escrowed deposits.  The loan was paying as agreed until December of 2006.  At that time the borrower started accepting requests for cancellation of the original purchase agreements based on accusations of fraud on the part of an unrelated third party responsible for marketing the project.  As a result, the bank group was forced to commence foreclosure proceedings against the borrower.  Management believes the foreclosure will be completed in the fourth quarter of the fiscal year.  In addition, management believes this loan is adequately secured and no loss is expected at this time.  However, there can be no assurances.

In 2002, the Bank purchased a $0.5 million participation of a $3.2 million loan to a private golf and social club.  The loan was paying as agreed until December 2006.  At that time the borrower notified the bank group of a significant operating shortfall.  The bank group continues to work with the borrower to resolve the situation.  Management believes this loan is adequately secured by the underlying collateral, which consists primarily of real estate and to a lesser degree accounts receivable and equipment.  No loss is expected at this time.  However, there can be no assurances.

Dividend Declared

On April 19, 2007, the Board of Directors of First Federal Bankshares, Inc. declared a quarterly cash dividend of $0.105 per share for the third quarter of the 2007 fiscal year. The dividend is payable on May 31, 2007 to stockholders of record on May 17, 2007.

About First Federal Bank

The Company’s banking subsidiary, First Federal Bank, is headquartered in Sioux City, Iowa.  Founded in 1923, First Federal is a community bank servicing business and consumers in seven full-service offices in northwest Iowa, a full-service office in South Sioux City, Nebraska, and five full-service offices in central Iowa, including two in the Des Moines market area.

Certain matters in the press release are “forward looking statements” intended to qualify for the safe harbor from liability as established by the Private Securities Litigation Reform Act of 1995.  Such forward looking statements include words and phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends to,” or similar expressions.  Similarly statements that describe First Federal’s future plans, objectives, or goals are forward-looking statements.  First Federal wishes to caution the readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of the press release, and to advise readers that various factors could affect First Federal’s financial performance and could cause results for future periods to differ materially from those anticipated or projected.  Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of First Federal’s loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in First Federal’s markets and (x) changes in accounting principles, policies, or guidelines.

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31,	June 30,	March 31,
(Dollars in thousands, except per share amounts)	2007	2006	2006
ASSETS
Cash and cash equivalents	$22,472	$39,905	$29,688
Securities available-for-sale, at fair value	131,376	47,320	39,114
Securities held-to-maturity, at cost	11,576	13,077	14,408
Loans receivable, net	427,318	457,029	462,876
Office property and equipment, net	14,627	12,545	12,566
Federal Home Loan Bank stock, at cost	3,827	5,162	5,384
Accrued interest receivable	2,966	2,628	2,723
Goodwill	18,417	18,417	18,417
Other assets	15,127	16,452	15,552
Total assets	$647,706	$612,535	$600,728
LIABILITIES
Deposits	$505,530	$446,056	$431,009
Advances from FHLB and other borrowings	67,155	92,753	97,361
Advance payments by borrowers for taxes and insurance	380	977	402
Accrued interest payable	2,885	2,038	1,902
Accrued expenses and other liabilities	1,664	2,387	2,129
Total liabilities	577,614	544,211	532,803
STOCKHOLDERS' EQUITY
Common stock, $.01 par value	50	50	50
Additional paid-in capital	39,144	38,293	38,191
Retained earnings, substantially restricted	58,384	57,014	56,600
Treasury stock, at cost	(26,765)	(25,921)	(25,921)
Accumulated other comprehensive income (loss)	(26)	(326)	(177)
Unearned ESOP	(695)	(786)	(818)
Total stockholders' equity	70,092	68,324	67,925
Total liabilities and stockholders' equity	$647,706	$612,535	$600,728

Actual number of shares outstanding at end
of period, net of treasury stock	3,395,371	3,380,109	3,375,609
Average shares outstanding used to compute:
Basic earnings per share	3,316,039	3,366,086	3,389,694
Diluted earnings per share	3,346,111	3,417,367	3,440,973
Shareholders' equity to total assets	10.82%	11.15%	11.31%
Book value per share	$20.64	$20.21	$20.12

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
(Dollars in thousands, except per share amounts)	2007	2006	2007	2006
Interest on loans	$7,341	$7,498	$22,512	$21,629
Interest on investment securities	1,530	680	3,329	2,009
Interest on deposits	74	75	318	169
Total interest income	8,945	8,253	26,159	23,807
Interest on deposit liabilities	4,183	2,748	11,390	7,537
Interest on borrowings	919	1,144	2,958	3,419
Total interest expense	5,102	3,892	14,348	10,956
Net interest income	3,843	4,361	11,811	12,851
Provision for loan losses	31	320	534	1,070
Net interest income after provision	3,812	4,041	11,277	11,781
Service charges on deposit accounts	706	697	2,363	2,318
Service charges on loans	80	68	220	267
Gain (loss) on sale of real estate held for development	15	-	75	(242)
Gain on sale of investments	-	-	-	203
Gain on sale of loans	135	91	481	489
Other income	363	389	1,182	1,191
Total non-interest income	1,299	1,245	4,321	4,226
Compensation and benefits	2,521	2,473	7,535	7,266
Office property and equipment	751	723	2,116	2,115
Data processing, ATM and debit card transaction
costs and other item processing expense	244	244	741	741
Professional, insurance and regulatory expense	252	313	810	779
Advertising, donations and public relations	160	160	544	536
Communications, postage and office supplies	212	202	614	596
Other expense	345	185	867	546
Total non-interest expense	4,485	4,300	13,227	12,579
Income from continuing operations before income
taxes	626	986	2,371	3,428
Income tax expense	120	248	561	936
Income from continuing operations	506	738	1,810	2,492
Income from discontinued operations, net of tax
(including gain on disposal of $510, net of tax, in 2007)	514	28	589	97
Net income	$1,020	$766	$2,399	$2,589

Per share information:
Basic earnings per share:
Income from continuing operations	$0.15	$0.22	$0.54	$0.73
Income from discontinued operations	0.16	0.01	0.18	0.03
Net income per share	$0.31	$0.23	$0.72	$0.76

Diluted earnings per share:
Income from continuing operations	$0.15	$0.22	$0.54	$0.72
Income from discontinued operations	0.15	0.01	0.18	0.03
Net income per share	$0.30	$0.23	$0.72	$0.75

Cash dividends declared per share	$0.105	$0.100	$0.310	$0.300

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)

	At or for the three months		At or for the nine months
	March 31,		March 31,
(Dollars in thousands, except per share amounts)	2007	2006	2007	2006
Average interest-earning assets	$560,102	$537,744	$545,670	$530,482
Average interest-bearing liabilities	500,187	476,433	484,689	467,141
Average interest-earning assets to average
interest-bearing liabilities	111.98%	112.87%	112.58%	113.56%

Activity in the allowance for loan losses
during the period:
Balance at beginning of period	$2,044	$5,572	$5,466	$6,718
Provision for loan losses (1)	31	320	534	1,070
Charge-offs:
Single-family mortgage loans	(4)	-	(24)	(29)
Commercial real estate loans	-	(16)	-	(58)
Commercial business loans	(3)	(273)	(2,620)	(1,867)
Consumer loans	(63)	(85)	(190)	(367)
Total loans charged-off	(70)	(374)	(2,834)	(2,321)
Loans transferred to held for sale (2)		-	(1,300)	-
Recoveries	26	12	165	63
Charge-offs net of recoveries	(44)	(362)	(3,969)	(2,258)
Balance at end of period	$2,031	$5,530	$2,031	$5,530

Non-performing loans receivable	$3,094	$4,618	$3,094	$4,618
Non-performing loans to total loans receivable	0.72%	0.99%	0.72%	0.99%
Allowance for loan losses to non-performing loans	65.64%	119.75%	65.64%	119.75%
Ratio of allowance for loan losses to total loans
held for investment at end of period	0.47%	1.18%	0.47%	1.18%

Selected operating data: (3)
Return on average assets	0.65%	0.53%	0.53%	0.59%
Return on average equity	5.78%	4.51%	4.57%	4.89%
Net interest rate spread	2.38%	2.96%	2.49%	2.91%
Net yield on average interest-earning assets (4)	2.79%	3.29%	2.93%	3.28%
Efficiency ratio (5)	87.01%	76.72%	81.90%	74.68%
(1)
Data for the nine months ended March 31, 2007 includes a $1.3 million loss on transfer of $11.6 million of  non-performing and classified loans to held for sale, and $0.6 million on other commercial business loans. These amounts are net of a $1.5 million reduction in the allowance for loan losses due to the significant decline in non-performing and classified assets resulting from the aforementioned transfer to loans held for sale.

(2)
Data for the nine months ended March 31, 2007, consists of $2.0 million relating to commercial real estate loans and, $0.1 milion relating to single-family mortgage loans, offset by $0.8 million recovery in commercial  business loans.

(3)	Annualized except for efficiency ratio.
(4)	Net interest income, tax-effected, divided by average interest-earning assets.
(5)	Noninterest expense divided by net interest income plus noninterest income, less gain (loss) on sale of other real estate owned, investments and fixed assets.

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)
		Weighted
	March 31,	Average
(Dollars in thousands, except per share amounts)	2007	Rate
Time deposits maturing within …
Three months	$93,975	4.84%
Four to six months	55,259	4.82%
Seven to twelve months	98,401	4.88%
More than twelve months	43,262	4.45%
Total time deposits	$290,897	4.80%

FHLB advances and all other borrowings maturing within...
Three months	$5,655	5.19%
Four to six months	8,000	3.69%
Seven to twelve months	10,000	5.41%
More than twelve months	43,500	5.25%
Total FHLB advances and all other borrowings	$67,155	5.08%

	Three months ended		Nine months ended
	March 31,		March 31,
	2007	2006	2007	2006
Market price per share:
High for the period	$22.22	$22.90	$22.51	$22.90
Low for the period	$21.31	$19.11	$21.31	$17.30
Close at end of period	$21.31	$22.60	$21.31	$22.60